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                                                                    Exhibit 5(g)

                             SPONSORSHIP AGREEMENT
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     SPONSORSHIP AGREEMENT (the "Agreement"), dated as of ______, 1998 by and between Security Capital Global Capital Management Group Incorporated, a Delaware corporation ("SCGCMG") and Security Capital Real Estate Mutual Funds Incorporated, a Maryland corporation ("Fund").

     WHEREAS, the Fund is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Act") and Security Capital Asia/Pacific Real Estate Shares is an investment portfolio of the Fund ("Portfolio") that issues Class I shares and Class R shares; and

     WHEREAS, SCGCMG serves as investment adviser to the Portfolio pursuant to an Investment Advisory Agreement with the Fund dated _____, 1998 ("Advisory Agreement"), pursuant to which each class of the Portfolio's shares pays SCGCMG a monthly management fee in an amount equal to .95% of the average daily net asset value of that class of shares ("Advisory Fee"); and

     WHEREAS, the Fund and the SCGCMG desire to enter into an agreement pursuant to which the SCGCMG shall waive the Advisory Fee and/or reimburse the Fund for operating expenses relating to each class of the Portfolio's shares on the terms and conditions hereto set forth;

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the parties covenant and agree as follows:

1.  Duties of SCGCMG.  SCGCMG hereby agrees that from the date hereof through
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December 31, 1998, SCGCMG shall waive the Advisory Fee and/or reimburse the Fund to the extent necessary to maintain the total operating expenses (excluding brokerage fees and commissions, interest, taxes and other extraordinary expenses) of: (i) Class I shares of the Portfolio at 1.55% of the average daily net asset value of the Class I shares; and (ii) Class R shares of the Portfolio at 1.70% of the average daily net asset value of the Class R shares.

2.  Annual Review. SCGCMG will review its undertaking to waive the Advisory Fee
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and/or reimburse the Fund with respect to the Portfolio as set forth in
Paragraph 1 on an annual basis. There is no assurance SCGCMG will continue to waive the Advisory Fee and/or reimburse expenses beyond the specified period. SCGCMG shall notify the Fund promptly of its annual determination with respect to the undertaking hereunder.

3.  Severability.  If any provision of this Agreement shall be found to be
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invalid by a court decision, statute, rule or otherwise, the reminder of this
Agreement shall not be affected thereby.
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4.  Notice.  Any notices under this Agreement shall be in writing addressed and
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delivered personally (or by telecopy) or mailed postage-paid, to the other party at such address as such other party may designate in accordance with this paragraph for the receipt of such notice. Until further notice to the other party, it is agreed that the address of SCGCMG and the Fund shall be 11 South LaSalle Street, Second Floor, Chicago, Illinois 60603.

5.  Miscellaneous.  Each party agrees to perform such further actions and
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execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced and interpreted in accordance with and governed by the laws of the State of Illinois without reference to principles of conflicts of law. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

                           SECURITY CAPITAL REAL ESTATE MUTUAL
                           FUNDS INCORPORATED


                       By:
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                           SECURITY CAPITAL GLOBAL CAPITAL
                           MANAGEMENT GROUP INCORPORATED


                       By:
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